Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12339, 33-40562, 33-36706, 33-80075, 33-83036, 33-52184, 33-67808, 333-44233, 333-62897, 333-51510, 333-127318, and 333-140573 and Form S-3 Nos. 333-00054 and 333-51514) of Xilinx, Inc. of our reports dated May 29, 2007, with respect to the consolidated financial statements and schedule of Xilinx, Inc., management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ Ernst & Young LLP

San Jose, California
May 29, 2007